EXHIBIT #23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-164572) on Form S-8 of our report dated June 25, 2021 relating to the financial statements as of December 31, 2020, which appears in this annual report on Form 11-K of New Jersey Resources Corporation Employees’ Retirement Savings Plan for the year ended December 31, 2021.

/s/Baker Tilly US, LLP

Iselin, New Jersey
June 29, 2022